Exhibit 99.1

COST PLUS, INC. ANNOUNCES FIRST QUARTER SALES INCREASE OF 16.6%,

3.4% INCREASE IN COMPARABLE STORE SALES; REAFFIRMS EPS GUIDANCE

Oakland, CA – May 6, 2004 — Cost Plus, Inc. (Nasdaq:CPWM) announced today that total sales for the first quarter ended May 1, 2004 were $185.7 million, a 16.6% increase from $159.2 million for the first quarter ended May 3, 2003. Same store sales for the first quarter of fiscal 2004 increased 3.4% on top of a 3.0% increase for the first quarter of fiscal 2003.

The Company also reaffirmed its prior EPS guidance for the quarter at $0.14 per diluted share compared to $0.12 per diluted share earned in the prior year’s first quarter. The Company will provide detailed second quarter and updated full year earnings guidance when it reports first quarter results on May 20, 2004.

Murray Dashe, Chairman, President and CEO stated, “We estimate our earnings for the quarter will be on plan even though our total sales were slightly below prior guidance. Post-Easter sales were somewhat weaker than anticipated although the trend in sales in the final week of the quarter improved.

“We estimate SG&A expense controls will offset the effects of lower merchandise margins resulting from additional markdowns taken to stimulate furniture sales. The furniture categories performed well, but below our estimates, and we therefore felt it was prudent to take the additional markdowns in order to keep inventories in line, and continue the flow of new products to our stores.”

Additionally, during the first quarter of 2004 the Company repurchased 200,500 shares of its common stock at a cost of $7.7 million.

The Company also opened eight new stores in the first quarter, as planned, with one each in: Durham, NC; Lafayette, LA; Shiloh, IL; Birmingham, AL; Wilmington, NC; Fort Worth, TX; Pensacola, FL; and Orange, CA.

The Company’s first quarter earnings conference call will be May 20, 2004 at 8:00 a.m. P.D.T. It will be held in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. Phone numbers for the call are (415) 247-8503 or (212) 676-5241. Callers are advised to dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at (402) 977-9140, Access Code: 21193963, from 10:00 a.m. P.D.T. Thursday to 10:30 a.m. P.D.T. on Friday, May 21. Investors may also access the live call or the replay over the internet at www.streetevents.com; www.fulldisclosure.com and www.worldmarket.com. The replay will be available approximately one hour after the live call concludes.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of May 1, 2004, the Company operated 212 stores in 26 states compared to 181 stores in 23 states as of May 3, 2003.

The above statement relating to anticipated first quarter earnings is a “forward-looking statement” which is based on current expectations and is subject to various risks and uncertainties which could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to, adjustments and entries made in the process of closing the Company’s books and reconciling its accounting records. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact:	Murray Dashe
Contact: Murray Dashe (510) 893-7300
or
John Luttrell (510) 808-9119

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